UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): July 20, 2009 (July 15, 2009)

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	90-0370486
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

21/F., Chinachem Century Tower
178 Gloucester Road
Wanchai, Hong Kong
(Address of principal executive offices)

(852) 2833-2186
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2009, Godfrey Hui, the Company’s Chief Executive Officer, resigned from his positions as the Chief Executive Officer and Interim Chief Financial Officer of Network CN Inc. (the “Company”), effective immediately.  Mr. Hui’s resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 15, 2009, the board of directors of the Company appointed Earnest Leung, a director of the Company, to serve as the Company’s Chief Executive Officer, Mr. Hui to serve as the Company’s Deputy Chief Executive Officer, and Jennifer Fu, to serve as the Company’s Interim Chief Financial Officer, effective immediately.

Jennifer Fu.  Ms. Fu has served as the Company’s Interim Chief Financial Officer, since her appointment on July 15, 2009. Ms Fu joined the Company on September 2009 and has served as the Vice President, Finance of NCN Group Management Limited, the Company’s subsidiary, since January 2008.  Prior to that, Ms. Fu served in various periods, from December 2003 to August 2007, as the Financial Controller, Accounting Head and Internal Audit Manager of Coils Electronic Co., Limited, a principal subsidiary of CEC International Holdings Limited, a Hong Kong listed company engaged in the assembly and sale of coils, capacitors and other electronic components.  Ms. Fu is a fellow member of The Association of Chartered Certified Accountants and member of Hong Kong Institute of Certified Public Accountants.  Ms. Fu holds a Bachelor’s Degree in Accounting and Finance from the University of Hong Kong.

There are no arrangements or understandings between Mr. Leung, Mr. Hui or Ms. Fu and any other persons pursuant to which they were selected as officers of the Company and there are no transactions between the Company and any of them that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2009	NETWORK CN INC.

	By:	/s/Earnest Leung
Earnest Leung
Chief Executive Officer